EXHIBIT 99.1

NEWS RELEASE	Contact:
Transcontinental Realty Investors, Inc
FOR IMMEDIATE RELEASE	Investor Relations
(800) 400-6407
investor.relations@primeasset.com
Transcontinental Realty Reports Third Quarter 2006 Results
DALLAS (November 14, 2006) —Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported net loss applicable to common shares of $(4.4) million (or $0.55 per share), compared to net loss applicable to common shares of $(3.7) million (or $0.47 per share) for the same period in 2005. Lower operating income for the third quarter 2006 along with increased interest expense were offset by lower asset impairment charges, increased gains on land sales and increased gains on sales of operating properties, as compared to the same period in 2005. For the nine months ended September 30, 2006, the net loss reported was $(8.3) million (or $1.05 per share), compared to net loss applicable to common shares of $(3.1) million (or $0.39 per share) for the same period in 2005. Increased operating income for the nine months ended September 30, 2006 along with higher gains on land sales were offset by increased interest expense and lower gains on sales of operating properties, compared to the same period in 2005.
Further detail of the components of revenues and expense in the 2006 and 2005 periods is presented below.
Three Months ended September 30, 2006
Rents and other property revenues for the three months ended September 30, 2006 increased to $33.6 million as compared to $27.2 million in 2005. This increase is mainly due to additional rental income from the completion of new apartment construction projects, commercial property acquisitions, and increased occupancy in TCI’s commercial properties. These gains were offset by a decrease in hotel revenues due in part to the sale of the Majestic Hotel in San Francisco, California in the fourth quarter of 2005.
Property operations expense increased to $20.6 million for the three months ended September 30, 2006, compared to $16.9 million in 2005. This increase is mainly due to the completion of new apartment construction projects and the purchase of additional apartment and commercial properties, and from increased occupancy from TCI’s commercial properties.
Interest expense increased to $13.1 million for the three months ended September 30, 2006, from $10.2 million in 2005. This increase is mainly due to debt incurred from the completion of new apartment construction projects, acquisition of commercial properties and additional interest from loans due to land purchases in 2005 and 2006.
Nine Months ended September 30, 2006
Rents and other property revenues for the nine months ended September 30, 2006 increased to $93.7 million as compared to $73.6 million in 2005. This increase is mainly due to additional rental income from the completion of new apartment construction projects, the purchase of additional apartment and commercial properties, and from increased occupancy from TCI’s commercial properties. These gains were offset by a
Exhibit 99.1 — Page 1

decrease in hotel revenues due in part to the sale of the Majestic Hotel in San Francisco, California in the fourth quarter of 2005.
Property operations expense increased to $56.8 million for the nine months ended September 30, 2006, compared to $46.1 million in 2005. This increase is mainly due to the completion of new apartment construction projects, commercial property acquisitions, and from increased occupancy from TCI’s commercial properties.
Interest expense increased to $38.6 million for the nine months ended September 30, 2006, from $27.8 million in 2005. This increase is mainly due to new debt incurred from the completion of new apartment construction projects, acquisition of commercial properties and additional interest from loans due to land purchases in 2005 and 2006.
For the nine months ending September 30, 2006, gains on sale of real estate totaling $17.7 million were recognized. Of the total, $12.0 million was from gains on land sales and $5.7 million was from sales of apartment communities. For the nine months ended September 30, 2005, gains on sale of real estate totaling $18.0 million were recognized. Of the total, $4.7 million was from gains on land sales, $13.0 million was from sales of office buildings, and $294,000 was from the sale of an industrial warehouse.
Net income from discontinued operations relates to properties TCI sold or intends to sell. Net income from discontinued operations for the nine month period ended September 30, 2006 decreased to $4.5 million in 2006 from $11.0 million in 2005, primarily due to the $10.1 million gain recognized on the sale of the Institute Place office building in Chicago, Illinois in January 2005.
About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate company, invests in real estate through direct equity ownership and partnerships nationwide and internationally. For more information, go to the Company’s web site at www.transconrealty-invest.com.
Exhibit 99.1 — Page 2

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)

	September 30,	December 31,
	2006	2005
	(Unaudited)
Assets
Real estate held for investment	$1,024,669	$911,981
Less—accumulated depreciation	(91,415)	(78,096)

	933,254	833,885

Real estate held-for-sale	37,866	40,446
Real estate subject to sales contract	66,427	68,738
Notes and interest receivable
Performing (including $23,848 in 2006 and $34,370 in 2005 from affiliates and related parties)	36,849	59,922
Non-performing, non-accruing	4,896	4,896

	41,745	64,818
Investment in real estate entities	24,335	24,659
Marketable equity securities, at market value	8,780	7,446
Cash and cash equivalents	6,858	5,462
Other assets (including $26,086 in 2006 and $1,103 in 2005 from affiliates and related parties)	29,418	43,625

	$1,148,683	$1,089,079

Liabilities and Stockholders’ Equity
Liabilities:
Notes payable (including $6,769 in 2006 and $6,787 in 2005 to affiliates and related parties)	$723,784	$654,882
Interest payable (including $730 in 2006 and $218 in 2005 to affiliates and related parties)	3,981	3,510
Liabilities related to assets held-for-sale	43,344	53,084
Liabilities related to assets subject to sales contract	58,177	58,685
Other liabilities (including $618 in 2006 and $12,272 in 2005 to affiliates and related parties)	59,163	66,500

	888,449	836,661

Commitments and contingencies
Minority interest	15,745	1,239
Stockholders’ equity:
Preferred Stock, $0.01 par value; authorized, 10 million shares Series C Cumulative Convertible; 30,000 shares outstanding at September 30, 2006 and December 31, 2005; (liquidation preference $3,000)	—	—
Common Stock, $0.01 par value; authorized, 35 million shares; 8,113,669 shares issued and 7,900,869 shares outstanding at September 30, 2006 and December 31, 2005	81	81
Additional paid-in capital	256,337	256,494
Treasury stock, 212,800 shares, at cost	(3,086)	(3,086)
Accumulated deficit	(10,001)	(1,846)
Accumulated other comprehensive income (loss)	1,158	(464)

	244,489	251,179

	$1,148,683	$1,089,079

The accompanying notes are an integral part of these Consolidated Financial Statements.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
		(dollars in thousands, except per share)
Property revenue:
Rents and other property revenues	$33,634	$27,168	$93,705	$73,569
Expenses:
Property operations (including $4,672 in 2006 and $5,408 in 2005 to affiliates and related parties)	20,644	16,871	56,809	46,100
Depreciation and amortization	5,821	3,066	16,434	10,714
General and administrative (including $2,222 in 2006 and $2,359 in 2005 to affiliates and related parties)	2,102	1,717	5,143	5,089
Advisory fees	2,149	1,768	6,336	5,305

Total operating expenses	30,716	23,422	84,722	67,208

Operating income	2,918	3,746	8,983	6,361
Other income (expense):
Interest income (including $1,426 in 2006 and $2,336 in 2005 from affiliates and related parties)	724	791	2,393	2,688
Gain on foreign currency transaction	—	37	4	265
Mortgage and loan interest (including $730 in 2006 to affiliate)	(13,139)	(10,173)	(38,628)	(27,813)
Litigation settlement	—	—	1,804	—
Provision for asset impairment	—	(1,840)	—	(1,840)
Other income	265	485	571	719

Total other income (expense)	(12,150)	(10,700)	(33,856)	(25,981)

Loss before gain on land sales, equity in earnings of investees and minority interest	(9,232)	(6,954)	(24,873)	(19,620)
Gain on land sales	2,974	2,332	11,995	4,735
Equity in earnings (losses) of investees	(257)	(170)	(326)	976
Minority interest	355	32	544	7

Income (loss) from continuing operations	(6,160)	(4,760)	(12,660)	(13,902)
Add: income tax benefit	646	396	1,577	3,835

Net income (loss) from continuing operations	(5,514)	(4,364)	(11,083)	(10,067)
Income from discontinued operations	1,846	1,132	4,505	10,957
Less: income tax expense	(646)	(396)	(1,577)	(3,835)

Net income from discontinued operations	1,200	736	2,928	7,122

Net income (loss)	(4,314)	(3,628)	(8,155)	(2,945)
Preferred dividend requirement	(53)	(53)	(158)	(158)

Net income (loss) applicable to common shares	$(4,367)	$(3,681)	$(8,313)	$(3,103)

The accompanying notes are an integral part of these Consolidated Financial Statements.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS — Continued
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
		(dollars in thousands, except per share)
Basic earnings per share:
Income (loss) from continuing operations	$(0.70)	$(0.56)	$(1.42)	$(1.29)
Discontinued operations	0.15	0.09	0.37	0.90

Net income (loss) applicable to common shares	$(0.55)	$(0.47)	$(1.05)	$(0.39)

Diluted earnings per share:
Net income (loss) from continuing operations	$(0.70)	$(0.56)	$(1.42)	$(1.29)
Income from discontinued operations	0.15	0.09	0.37	0.90

Net income (loss) applicable to common shares	$(0.55)	$(0.47)	$(1.05)	$(0.39)

Weighted average common shares used in computing earnings per share:
Basic	7,900,869	7,900,869	7,900,869	7,900,869
Diluted	7,900,869	7,900,869	7,900,869	7,900,869
Series C Cumulative Convertible Preferred stock (convertible after September 30, 2006 into common stock estimated to be approximately 249,650 shares) and options to purchase 40,000 shares of TCI’s common stock were excluded from the computation of diluted earnings per share for the three and nine months ended September 30, 2006 and 2005, because the effect of their inclusion would be antidilutive.
The accompanying notes are an integral part of these Consolidated Financial Statements.